SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*

                          CARDIAC PATHWAYS CORPORATION
                    -----------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                   141408 10 4
                    -----------------------------------------
                                 (CUSIP Number)

                              Nancy McCroskey, CFO
                         Institutional Venture Partners
                           3000 Sand Hill Road, 2-290
                          Menlo Park, California 94025
                                 (415) 854-0132
           -----------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                April 16-24, 1997
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 19 Pages

--------------------------------                --------------------------------
CUSIP NO.  141408 10 4                13D        Page 2 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Institutional Venture Partners VII, L.P. ("IVP VII")
               94-3244086
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               California (limited partnership)
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                             -0-
                  --------- ----------------------------------------------------
   NUMBER            8      SHARED VOTING POWER
     OF                     297,000 shares, of which 282,150 shares are directly
   SHARES                   owned by  Institutional  Venture  Partners VII ("IVP
BENEFICIALLY                VII") and 10,395  shares are  directly  owned by IVP
OWNED BY EACH               Founders   Fund  I  ("FFI")  and  4,455  shares  are
  REPORTING                 directly owned by Institutional  Venture  Management
   PERSON                   VII ("IVM VII").  IVM VII is the general  partner of
    WITH                    IVP VII.
                  --------- ----------------------------------------------------
                     9      SOLE DISPOSITIVE POWER                        -0-
                  --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            297,000 shares (see response to Item 8)
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          297,000 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          3.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          PN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  141408 10 4                13D        Page 3 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Institutional Venture Management VII, L.P. ("IVM VII")
               94-3244085
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               California (limited partnership)
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                             -0-
                  --------- ----------------------------------------------------
   NUMBER            8      SHARED VOTING POWER
     OF                     297,000 shares, of which 282,150 shares are directly
   SHARES                   owned by  Institutional  Venture  Partners VII ("IVP
BENEFICIALLY                VII") and 10,395  shares are  directly  owned by IVP
OWNED BY EACH               Founders   Fund  I  ("FFI")  and  4,455  shares  are
  REPORTING                 directly owned by Institutional  Venture  Management
   PERSON                   VII ("IVM VII").  IVM VII is the general  partner of
    WITH                    IVP VII.
                  --------- ----------------------------------------------------
                     9      SOLE DISPOSITIVE POWER                        -0-
                  --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            297,000 shares (see response to Item 8)
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          297,000 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          3.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       PN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  141408 10 4                13D        Page 4 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               IVP Founders Fund I, L.P. ("FFI")
               94-3231480
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               California (limited partnership)
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                             -0-
                  --------- ----------------------------------------------------
   NUMBER            8      SHARED VOTING POWER
     OF                     297,000 shares, of which 282,150 shares are directly
   SHARES                   owned by  Institutional  Venture  Partners VII ("IVP
BENEFICIALLY                VII") and 10,395  shares are  directly  owned by IVP
OWNED BY EACH               Founders   Fund  I  ("FFI")  and  4,455  shares  are
  REPORTING                 directly owned by Institutional  Venture  Management
   PERSON                   VII ("IVM VII").  IVM VII is the general  partner of
    WITH                    IVP VII.
                  --------- ----------------------------------------------------
                     9      SOLE DISPOSITIVE POWER                        -0-
                  --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            297,000 shares (see response to Item 8)
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          297,000 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          3.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       PN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  141408 10 4                13D        Page 5 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Institutional Venture Partners V, L.P. ("IVP V")
               94-3139438
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               California (limited partnership)
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                             -0-
                  --------- ----------------------------------------------------
   NUMBER            8      SHARED VOTING POWER
     OF                     425,539 shares, of which 418,696 shares are directly
   SHARES                   owned by Institutional  Venture Partners V ("IVP V")
BENEFICIALLY                and 6,843 shares are directly owned by Institutional
OWNED BY EACH               Venture Management V ("IVM V"). IVM V is the general
  REPORTING                 partner of IVP V.
   PERSON         --------- ----------------------------------------------------
    WITH             9      SOLE DISPOSITIVE POWER                        -0-
                  --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            425,539 shares (see response to Item 8)
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          425,539 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          4.5%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       PN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  141408 10 4                13D        Page 6 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Institutional Venture Management V, L.P. ("IVM V")
               94-3139437
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               California (limited partnership)
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                             -0-
                  --------- ----------------------------------------------------
   NUMBER            8      SHARED VOTING POWER
     OF                     425,539 shares, of which 418,696 shares are directly
   SHARES                   owned by Institutional  Venture Partners V ("IVP V")
BENEFICIALLY                and 6,843 shares are directly owned by Institutional
OWNED BY EACH               Venture Management V ("IVM V"). IVM V is the general
  REPORTING                 partner of IVP V.
   PERSON         --------- ----------------------------------------------------
    WITH             9      SOLE DISPOSITIVE POWER                        -0-
                  --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            425,539 shares (see response to Item 8)
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          425,539 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          4.5%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       PN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  141408 10 4                13D        Page 7 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Samuel D. Colella ("SDC")
               ###-##-####
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               United States citizen
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                     2,000 shares
                  --------- ----------------------------------------------------
   NUMBER            8      SHARED VOTING POWER
     OF                     724,539 shares, of which 282,150 shares are directly
   SHARES                   owned by  Institutional  Venture  Partners VII ("IVP
BENEFICIALLY                VII") and 10,395  shares are  directly  owned by IVP
OWNED BY EACH               Founders   Fund  I  ("FFI")  and  4,455  shares  are
  REPORTING                 directly owned by Institutional  Venture  Management
   PERSON                   VII ("IVM VII").  IVM VII is the general  partner of
    WITH                    IVP VII. Also includes 418,696 shares directly owned
                            by  Institutional  Venture  Partners V ("IVP V") and
                            6,843 shares directly owned by Institutional Venture
                            Management V ("IVM V"). SDC is a general  partner of
                            IVM VII and IVM V. Also  includes  2,000 shares held
                            by the Colella Family Partnership, of which SDC is a
                            general partner.
                  --------- ----------------------------------------------------
                     9      SOLE DISPOSITIVE POWER                2,000 shares
                  --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            724,539 shares (see response to Item 8)
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          726,539 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          7.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       IN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  141408 10 4                13D        Page 8 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Reid W. Dennis ("RWD")
               ###-##-####
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               United States citizen
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                             -0-
                  --------- ----------------------------------------------------
   NUMBER            8      SHARED VOTING POWER
     OF                     722,539 shares, of which 282,150 shares are directly
   SHARES                   owned by  Institutional  Venture  Partners VII ("IVP
BENEFICIALLY                VII") and 10,395  shares are  directly  owned by IVP
OWNED BY EACH               Founders  Fund  I  ("FFI")  and  4,455  shares   are
  REPORTING                 directly owned by Institutional  Venture  Management
   PERSON                   VII ("IVM VII").  IVM VII is the general  partner of
    WITH                    IVP VII. Also includes 418,696 shares directly owned
                            by  Institutional  Venture  Partners V ("IVP V") and
                            6,843 shares directly owned by Institutional Venture
                            Management V ("IVM V"). RWD is a general  partner of
                            IVM VII and IVM V.
                  --------- ----------------------------------------------------
                     9      SOLE DISPOSITIVE POWER                        -0-
                  --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            722,539 shares(see response to Item 8)
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          722,539 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          7.6%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       IN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  141408 10 4                13D        Page 9 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Mary Jane Elmore ("MJE")
               ###-##-####
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               United States citizen
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                             -0-
                  --------- ----------------------------------------------------
   NUMBER            8      SHARED VOTING POWER
     OF                     722,539 shares, of which 282,150 shares are directly
   SHARES                   owned by  Institutional  Venture  Partners VII ("IVP
BENEFICIALLY                VII") and 10,395  shares are  directly  owned by IVP
OWNED BY EACH               Founders  Fund  I  ("FFI")  and  4,455  shares   are
  REPORTING                 directly owned by Institutional  Venture  Management
   PERSON                   VII ("IVM VII").  IVM VII is the general  partner of
    WITH                    IVP VII. Also includes 418,696 shares directly owned
                            by  Institutional  Venture  Partners V ("IVP V") and
                            6,843 shares directly owned by Institutional Venture
                            Management V ("IVM V"). MJE is a general  partner of
                            IVM VII and IVM V.
                  --------- ----------------------------------------------------
                     9      SOLE DISPOSITIVE POWER                        -0-
                  --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            722,539 shares(see response to Item 8)
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          722,539 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          7.6%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       IN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  141408 10 4                13D        Page 10 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Norman A. Fogelsong ("NAF")
               ###-##-####
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               United States citizen
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                             -0-
                  --------- ----------------------------------------------------
   NUMBER            8      SHARED VOTING POWER
     OF                     722,539 shares, of which 282,150 shares are directly
   SHARES                   owned by  Institutional  Venture  Partners VII ("IVP
BENEFICIALLY                VII") and 10,395  shares are  directly  owned by IVP
OWNED BY EACH               Founders  Fund  I  ("FFI")  and  4,455  shares   are
  REPORTING                 directly owned by Institutional  Venture  Management
   PERSON                   VII ("IVM VII").  IVM VII is the general  partner of
    WITH                    IVP VII. Also includes 418,696 shares directly owned
                            by  Institutional  Venture  Partners V ("IVP V") and
                            6,843 shares directly owned by Institutional Venture
                            Management V ("IVM V"). NAF is a general  partner of
                            IVM VII and IVM V.
                  --------- ----------------------------------------------------
                     9      SOLE DISPOSITIVE POWER                        -0-
                  --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            722,539 shares(see response to Item 8)
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          722,539 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          7.6%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       IN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  141408 10 4                13D        Page 11 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Ruthann Quindlen ("RAQ")
               ###-##-####
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               United States citizen
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                             -0-
                  --------- ----------------------------------------------------
   NUMBER            8      SHARED VOTING POWER
     OF                     297,000 shares, of which 282,150 shares are directly
   SHARES                   owned by  Institutional  Venture  Partners VII ("IVP
BENEFICIALLY                VII") and 10,395  shares are  directly  owned by IVP
OWNED BY EACH               Founders   Fund  I  ("FFI")  and  4,455  shares  are
  REPORTING                 directly owned by Institutional  Venture  Management
   PERSON                   VII ("IVM VII").  IVM VII is the general  partner of
    WITH                    IVP VII. RAQ is a general partner of  IVM VII.
                  --------- ----------------------------------------------------
                     9      SOLE DISPOSITIVE POWER                        -0-
                  --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            297,000 shares (see response to Item 8)
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          297,000 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          3.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       IN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  141408 10 4                13D        Page 12 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               L. James Strand "(LJS")
               ###-##-####
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               United States citizen
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                     1,000 shares
                  --------- ----------------------------------------------------
   NUMBER            8      SHARED VOTING POWER
     OF                     297,000 shares, of which 282,150 shares are directly
   SHARES                   owned by  Institutional  Venture  Partners VII ("IVP
BENEFICIALLY                VII") and 10,395  shares are  directly  owned by IVP
OWNED BY EACH               Founders   Fund  I  ("FFI")  and  4,455  shares  are
  REPORTING                 directly owned by Institutional  Venture  Management
   PERSON                   VII ("IVM VII").  IVM VII is the general  partner of
    WITH                    IVP VII. LJS is a general partner of  IVM VII.
                  --------- ----------------------------------------------------
                     9      SOLE DISPOSITIVE POWER                1,000 shares
                  --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            297,000 shares (see response to Item 8)
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          298,000 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          3.2%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       IN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  141408 10 4                13D        Page 13 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               T. Peter Thomas ("TPT")
               ###-##-####
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               United States citizen
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                             -0-
                  --------- ----------------------------------------------------
   NUMBER            8      SHARED VOTING POWER
     OF                     722,539 shares, of which 282,150 shares are directly
   SHARES                   owned by  Institutional  Venture  Partners VII ("IVP
BENEFICIALLY                VII") and 10,395  shares are  directly  owned by IVP
OWNED BY EACH               Founders  Fund  I  ("FFI")  and  4,455  shares   are
  REPORTING                 directly owned by Institutional  Venture  Management
   PERSON                   VII ("IVM VII").  IVM VII is the general  partner of
    WITH                    IVP VII. Also includes 418,696 shares directly owned
                            by  Institutional  Venture  Partners V ("IVP V") and
                            6,843 shares directly owned by Institutional Venture
                            Management V ("IVM V"). TPT is a general  partner of
                            IVM VII and IVM V.
                  --------- ----------------------------------------------------
                     9      SOLE DISPOSITIVE POWER                        -0-
                  --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            722,539 shares(see response to Item 8)
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          722,539 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          7.6%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       IN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  141408 10 4                13D        Page 14 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Geoffrey Y. Yang ("GYY")
               ###-##-####
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               United States citizen
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                             -0-
                  --------- ----------------------------------------------------
   NUMBER            8      SHARED VOTING POWER
     OF                     722,539 shares, of which 282,150 shares are directly
   SHARES                   owned by  Institutional  Venture  Partners VII ("IVP
BENEFICIALLY                VII") and 10,395  shares are  directly  owned by IVP
OWNED BY EACH               Founders  Fund  I  ("FFI")  and  4,455  shares   are
  REPORTING                 directly owned by Institutional  Venture  Management
   PERSON                   VII ("IVM VII").  IVM VII is the general  partner of
    WITH                    IVP VII. Also includes 418,696 shares directly owned
                            by  Institutional  Venture  Partners V ("IVP V") and
                            6,843 shares directly owned by Institutional Venture
                            Management V ("IVM V"). GYY is a general  partner of
                            IVM VII and IVM V.
                  --------- ----------------------------------------------------
                     9      SOLE DISPOSITIVE POWER                        -0-
                  --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            722,539 shares(see response to Item 8)
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          722,539 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          7.6%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       IN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

                                                             Page 15 of 19 Pages

Item 1:  Security and Issuer

(a)      Issuer:                        Cardiac Pathways Corporation ("The Issuer")

(b)      Address of Principal
         Executive Office:              995 Benecia Avenue
                                        Sunnyvale, CA 94086

(c)      Title of Class of Securities:  Common Stock

(d)      CUSIP Number:                  141408 10 4


Item 2:  Identity and Background

(a)      Name of Persons Filing:        Institutional Venture Partners VII ("IVP VII")
                                        Institutional Venture Management VII ("IVM VII")
                                        IVP Founders Fund I ("FFI")
                                        Institutional Venture Partners V ("IVP V")
                                        Institutional Venture Management V ("IVM V")
                                        Samuel D. Colella ("SDC")
                                        Reid W. Dennis ("RWD")
                                        Mary Jane Elmore ("MJE")
                                        Norman A. Fogelsong ("NAF")
                                        Ruthann Quindlen ("RAQ")
                                        L. James Strand ("LJS")
                                        T. Peter Thomas ("TPT")
                                        Geoffrey Y. Yang ("GYY")

(b)      Principal Business Address:    3000 Sand Hill Road
                                        Building 2, Suite 290
                                        Menlo Park, California 94025

 (c)     Principal Business/Principal/Name of Employer:

         Entities
         IVP VII and IVP V:             Venture Capital Fund
         IVM VII:                       Venture Capital Fund and General Partner of IVP VII
         IVM V:                         Venture Capital Fund and General Partner of IVP V
         FFI:                           Venture Capital Fund

         Individuals
         SDC, RWD, MJE, NAF, TPT, GYY:  Venture Capitalist and General Partner of IVM VII & IVM V
         RAQ, LJS:                      Venture Capitalist and General Partner of IVM VII

(d)      Criminal convictions:                                None

(e)      Civil Adjudication of Violation of Securities Laws:  None

(f)      Citizenship/Place of Organization:

         Entities
         IVP VII, IVM VII, FFI, IVP V, IVM V:                 California

         Individuals
         SDC, RWD, MJE, NAF, RAQ, LJS, TPT, GYY:              United States

                                                             Page 16 of 19 Pages

Item 3:  Source and Amount of Funds or Other Consideration

Date         Type of transaction            Purchaser       # Shares       $ Amount         Source of Funds
----         -------------------            ---------       --------       --------         ---------------
                                                           (post-IPO split)
IVP VII/IVM VII/FFI:
4/16-4/24/97 Open Market Purchases           IVP/IVM/FFI    297,000        $2,080,188       IVP VII/IVM VII/FFI
                                                                                            Inv. Cap.

IVP V/IVM V:
8/21/92      Series C Preferred from Issuer  IVP V          328,333        $1,970,000       IVP V Investment Cap.
8/21/92      Series C Preferred from Issuer  IVM V          5,000          $30,000          IVM V Investment Cap.
10/29/93     Series D Preferred from Issuer  IVP V          84,483         $735,005         IVP V Investment Cap.
10/29/93     Series D Preferred from Issuer  IVM V          1,723          $14,993          IVM V Investment Cap.
6/13/95      Series F Preferred from Issuer  IVP V          5,880          $88,200          IVP V Investment Cap.
6/13/95      Series F Preferred from Issuer  IVM V          120            $1,800           IVM V Investment Cap.

SDC:
6/13/96      Open Market Purchase (IPO)      SDC            2,000          $38,000          SDC investment capital
6/13/96      Open Market Purchase (IPO)      SDC            2,000          $38,000          SDC Family Ptrs Inv Cap

LJS:
11/18/96     Open Market Purchase            LJS            1,000          $10,750          Retirement plan fbo LJS

                                                             Page 17 of 19 Pages

Item 4:  Purpose of Transaction

The purpose of the purchases and acquisitions reported in Item 3 was investment. The Reporting Persons set forth in Item 2 hold a significant percentage of the Common Stock of Issuer, and, as stockholders, collectively have a voice in the formulation of Issuer's policy and business strategy. All Reporting Persons may make additional purchases of Common Stock, may sell some or all of the shares of Common Stock they currently own, or may distribute some or all of such stock to their respective partners, depending on their evaluation of the Issuer's business prospects and financial position, the market for such stock, general business and stock market conditions and other factors.

None of the Reporting Persons set forth in Item 2 has any plan or proposal relating to, or which would result in, any event described in (a) - (j) of the instructions to this Item 4.

Item 5:  Interest in Securities of the Issuer

(a) - (b)  Ownership:                         See cover sheets above

(c)        Recent transactions:               See Item 3 above

(d)        Certain  rights:                   Under  certain  circumstances  set
                                              forth  in  IVP  VII's, IVM  VII's,
                                              FFI's,   IVP  V's,   and  IVM  V's
                                              Limited  Partnership   Agreements,
                                              the General  Partners  and Limited
                                              Partners  of each  of  such  funds
                                              have   the   right   to    receive
                                              dividends  from,  or proceeds from
                                              the sale of, the  Common  Stock of
                                              Issuer owned by each such fund.

(e)        Ownership below five percent (5%): n/a

Item 6: Contracts, Arrangements, Understandings, or Relationships with Respect to Securities of the Issuer

To the best knowledge of the undersigned, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the persons named in
Item 2 and between such persons and any person with respect to any securities of the Issuer, including but not limited to transfer or voting of any of the securities, finder's fees, joint ventures, loan or option agreements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

Item 7:  Exhibits

Exhibit A:        Joint Filing Statement

                                                             Page 18 of 19 Pages

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:     April 24, 1997

INSTITUTIONAL VENTURE PARTNERS VII          INSTITUTIONAL VENTURE MANAGEMENT VII
By its General Partner,
Institutional Venture Management VII

------------------------------------        ----------------------------------
Samuel D. Colella, General Partner          Samuel D. Colella, General Partner

INSTITUTIONAL VENTURE PARTNERS V            INSTITUTIONAL VENTURE MANAGEMENT V
By its General Partner,
Institutional Venture Management V

------------------------------------        ----------------------------------
Samuel D. Colella, General Partner          Samuel D. Colella, General Partner

IVP FOUNDERS FUND I
By its General Partner,
Institutional Venture Management VI

------------------------------------
Samuel D. Colella, General Partner

------------------------------------
Samuel D. Colella

------------------------------------
Reid W. Dennis

------------------------------------
Mary Jane Elmore

------------------------------------
Norman A. Fogelsong

------------------------------------
Ruthann Quindlen

------------------------------------
L. James Strand

------------------------------------
T. Peter Thomas

------------------------------------
Geoffrey Y. Yang

                                                             Page 19 of 19 Pages

                        Exhibit A: Joint Filing Statement

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13D is filed on behalf of each of us.

Date:             April 24, 1997

INSTITUTIONAL VENTURE PARTNERS VII          INSTITUTIONAL VENTURE MANAGEMENT VII
By its General Partner,
Institutional Venture Management VII

------------------------------------        ----------------------------------
Samuel D. Colella, General Partner          Samuel D. Colella, General Partner

INSTITUTIONAL VENTURE PARTNERS V            INSTITUTIONAL VENTURE MANAGEMENT V
By its General Partner,
Institutional Venture Management V

------------------------------------        ----------------------------------
Samuel D. Colella, General Partner          Samuel D. Colella, General Partner

IVP FOUNDERS FUND I
By its General Partner,
Institutional Venture Management VI

------------------------------------
Samuel D. Colella, General Partner

------------------------------------
Samuel D. Colella

------------------------------------
Reid W. Dennis

------------------------------------
Mary Jane Elmore

------------------------------------
Norman A. Fogelsong

------------------------------------
Ruthann Quindlen

------------------------------------
L. James Strand

------------------------------------
T. Peter Thomas

------------------------------------
Geoffrey Y. Yang